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EXHIBIT 10.11

Summary of Jeffrey R. Blom 2013 Compensation

        The Knoll, Inc. compensation committee approved an annual base salary of $265,000 for Jeffrey R. Blom, with a bonus target of $265,000. Mr. Blom is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.

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  EXHIBIT 10.11
Summary of Jeffrey R. Blom 2013 Compensation